Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of September, 2008, by and between WHITNEY INFORMATION NETWORK, INC., a Colorado corporation (the “Company”), and CHARLES M. PECK (“Executive”) (collectively, the “Parties”).

Recitals

A.                                   The Board of Directors of the Company (the “Board”) recognizes and desires to assure the Company of Executive’s employment in an executive capacity and to compensate him therefor; and

B.                                     Executive is willing to make his services available to the Company on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

1.                                       Employment

1.1.          Employment and Term.  The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on September 17, 2008 (the “Effective Date”), and expiring on the fourth anniversary of the Effective Date, unless sooner terminated as set forth in this Agreement (the “Term”).

1.2.                              Position and Duties of Executive

(a)                                  Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Board.  Executive shall also serve on the Board without additional compensation.  Executive shall also, if requested by the Board, serve as an executive officer of any Company subsidiary or joint venture company and/or as a fiduciary of any Company, subsidiary or joint venture company benefit plan(s).

(b)                                 Executive shall have such duties and responsibilities as are customary for Executive’s position and any other duties or responsibilities that may be assigned or delegated to him from time to time by the Board.  Executive shall devote substantially all of his working time and attention to the business and affairs of the Company; provided, however, it shall not be a violation of this Agreement for Executive:  (a) to serve on the board of directors (or any committee of the board of directors) of Indigo Interactive (a/k/a Virtumundo), or, subject to the approval of the Board (which approval may be withdrawn for any good reason, as determined by the Board in its sole discretion), to serve on the board(s) of any other corporate, civic or charitable organizations, so long as such service is not inconsistent with his fiduciary responsibilities to the Company; or (b) manage personal interests, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company (or as a director of the Company), in accordance with this Agreement.

2.                                       Compensation

2.1.          Base Salary.  Throughout the term of this Agreement, Executive shall receive a base salary at the annual rate of not less than $380,000.00 (the “Base

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Salary”).  Beginning with the 2010 calendar year, Base Salary shall be reviewed annually for merit increases (if any) and may, by approval and in the discretion of the Board, be increased effective retroactive to January 1st of such year.  Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule.

2.2.                              Incentive Compensation.  Beginning January 1, 2009, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) which will be intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Annual Bonus will be based on the achievement of Company and individual performance goals to be established by the Compensation Committee, with annual target incentive bonuses of 100% of the Base Salary (the “Bonus”).  The Bonus shall be payable no later than thirty days after the completion of the audit of the Company’s financial statements with respect to the fiscal year to which the performance period relates (the “Payment Date”).  Executive shall only be entitled to a Bonus if he is employed by the Company on the Payment Date.  It is agreed that such Annual Bonus shall not create any implication that the Compensation Committee shall award any such bonus or incentive compensation unless targets are met.  For the 2008 calendar year, Executive shall receive an incentive bonus equal to 100% of the Base Salary paid to Executive during 2008, provided that Executive is employed with the Company on December 31, 2008.  For purposes of this Section 2.2, if Executive’s employment is terminated after the end of a fiscal year but prior to the Payment Date with respect to such fiscal year, and if such termination is by the Company without Cause (as defined  below in Section 4.4), by the Executive with Good Reason (as defined below in Section 4.5) or by the Company with Cause under Section 4.3(h) because of Executive’s death or under Section 4.3(i) (because of Executive’s Disability (as defined below in 4.4(i)), Executive shall be treated as if he were employed on the Payment Date with respect to the Bonus relating to the fiscal year prior to such termination, and such Bonus (if any) shall be paid no later than the last day of the year in which Executive’s employment was terminated.

2.3.                              Performance Shares.  The Company shall grant to Executive restricted performance shares (the “Performance Shares”) in accordance with and subject to the Company’s equity incentive plan, which shall be approved by the shareholders of the Company no later than one (1) year after the Effective Date, and as provided for by the performance share agreement entered into between the Parties, effective as of the Effective Date (the “Performance Share Agreement”) in substantially the same form as Exhibit A.

2.4.                              Sign-On Bonus.  Executive shall receive a one-time “sign-on” bonus   (the “Sign-On Bonus”) in the amount of Five Thousand Dollars and No Cents ($5,000.00), due within thirty (30) days of the Effective Date.

2.5.                              Withholding.  All payments under this Agreement or otherwise pursuant to Executive’s employment relationship shall be made net of any applicable withholding taxes or other amounts required to be withheld by law.

3.                                       Expense Reimbursement and Other Benefits

3.1.          Business and Temporary Living/Transportation Expense Reimbursement. .  During the Term of Executive’s employment under this Agreement, within thirty (30) days after the submission of reasonable supporting documentation by Executive and in accordance with the Company’s reimbursement policy, the Company shall reimburse Executive for all reasonable and customary business, travel, and

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entertainment expenses incurred by Executive in the course of and pursuant to the business of the Company.  During the initial twelve (12) months of the Term, the Company shall also reimburse Executive for reasonable business-related travel expenses Executive incurs in traveling to Cape Coral, Florida, and for reasonable temporary living expenses Executive incurs for  room and board in the Cape Coral, Florida area.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”) (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

3.2.                              Employee Benefit Plans.  During the Term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs provided by the Company to other officer-level executives of the Company, in each case, in accordance with their respective terms in effect from time to time.  Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

3.3.                              Health and Welfare Benefit Plans.  During the Term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company to other officer-level  executives of the Company, in each case, in accordance with their respective terms in effect from time to time.  Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

3.4.                              Working Facilities.  Executive shall be based at the Company’s headquarters, unless otherwise agreed to in writing by the Board.  During the Term of Executive’s employment under this Agreement, the Company shall furnish Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties under this Agreement.

3.5.                              Vacation.  During the Term of Executive’s employment under this Agreement, Executive shall be entitled to four (4) weeks of paid annual vacation.

3.6.                              Relocation Expenses.  If, during the Term of this Agreement, the Board determines that Executive’s relocation of his permanent residence is in the best interest of the Company, the Company shall provide Executive with relocation assistance in accordance with the Company’s Relocation Package Policy for Senior Executives.

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4.                                       Termination

4.1.          Termination by Either Party.

(a)                                  The Company or Executive may terminate this Agreement for any reason or no reason at any time upon written notice to the other Party.  For purposes of this Agreement, the “Termination Date” shall mean:  (i) in the case of a termination with Cause, the date of the written notice (except to the extent that a cure period is required to be provided by this Agreement, in which case the Termination Date will be the date as of which the cure period concludes without cure); (ii) in the case of Executive’s resignation without Good Reason, the date which is thirty (30) days after the date of the written notice or such earlier date as determined in the sole discretion of the Board; (iii) in the case of a termination without Cause or Executive’s resignation with Good Reason, the date which is thirty (30) days after the date of the written notice (except to the extent that a cure period is required to be provided by this Agreement, in which case the Termination Date will be the date as of which the cure period concludes without cure).

(b)                                 If the Company terminates this Agreement without Cause or Executive terminates this Agreement with Good Reason, subject to Executive’s execution (and non-revocation, if applicable) of the Company’s standard waiver and release in substantially the same form as Exhibit B (the “Release”) (which Release shall be provided by the Company to the Executive within twenty (20) calendar days of the Termination Date), the Company shall pay Executive:  (i) all Base Salary (and benefits) earned by Executive and all other compensation earned by Executive pursuant to this Agreement (to the extent such payment has not been made) as of the Termination Date; (ii) any Bonus owed pursuant to Section 2.2, if any; and (iii) an amount equal to twelve (12) months of Executive’s Base Salary in effect as of the Termination Date (the “Separation Compensation”).  The Separation Compensation shall be payable in the manner and at such times as the Base Salary otherwise would have been payable, but in no event shall begin later than fifteen (15) calendar days after the effective date of the Release.  If at any time during the period that the Company is obligated to pay Separation Compensation under this Agreement, the Company determines that Executive has breached any obligation provided for in the Covenant Agreement referenced in Section 5 of this Agreement, in addition to any other rights and remedies that the Company may have, the Company’s obligation to pay such Separation Compensation under this Agreement shall be immediately suspended, pending the final determination by a court of competent jurisdiction or by other mutually-agreed resolution by the parties, and in the event the final determination by the court of competent jurisdiction is that the Executive has breached any material obligation provided for by the Covenant Agreement referenced in Section 5 of this Agreement, in addition to any other rights and remedies that the Company may have, the Company’s obligation to pay such Separation Compensation under this Agreement shall be immediately terminated.

(c)                                  If the Company terminates this Agreement with Cause or Executive terminates this Agreement without Good Reason, the Company shall pay to Executive all Base Salary (and benefits) earned by Executive and all other compensation earned by Executive pursuant to this Agreement (to the extent such payment has not been made) as of the Termination Date; provided, however, if the Company terminates this Agreement with Cause under Section 4.3(h) because of Executive’s death or under Section 4.3(i) because of Executive’s

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Disability, subject to Executive’s execution (and non-revocation, if applicable) of the Company’s standard Release (which Release shall be provided by the Company to the Executive within twenty (20) calendar days of the Termination Date), the Company shall pay Executive, in addition to the amounts in this Section 4.1(c), any Bonus owed pursuant to Section 2.2, if any.

4.2                                 Termination Without Cause or With Good Reason Following a Change in Control.  If during the twelve (12) month period following a Change in Control (as defined below), the Company terminates this Agreement without Cause or Executive terminates this Agreement with Good Reason, subject to Executive’s execution (and non-revocation, if applicable) of the Release (which Release shall be provided by the Company to the Executive within twenty (20) calendar days of the Termination Date), in lieu of the amounts payable to Executive pursuant to Section 4.1(b) of this Agreement, the Company shall pay Executive: (a) all Base Salary (and benefits) earned by Executive and all other compensation earned by Executive pursuant to this Agreement (to the extent such payment has not been made) as of the Termination Date; (b) a prorated bonus, such prorated bonus being in an amount equal to the target bonus under the Company Annual Incentive Bonus Plan in the year of the Change in Control, multiplied by a fraction, the numerator of which is the number of completed days of employment during such performance period and the denominator of which is the total number of days in the performance period (the “Termination Prorated Bonus”); and (c) an amount equal to twelve (12) months of Executive’s Base Salary in effect as of the Termination Date.  All payments under this Section 4.2, shall be payable in one lump sum within thirty (30) days after the Termination Date.  Notwithstanding anything contained in any Company Annual Incentive Bonus Plan, payment of any Termination Prorated Bonus pursuant to this Section 4.2 shall be in complete and total satisfaction of any obligation of the Company to Executive under such Annual Incentive Bonus Plan with respect to the performance period to which the Termination Prorated Bonus relates.

4.3  For the purpose of this Agreement, a “Change in Control” shall mean the occurrence of one of the following events after the date of this Agreement:

(a)                                  Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (an “Acquiring Person”) shall acquire voting securities of the Company and immediately thereafter is a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that an Acquiring Person shall not include the Company, any employee benefit plan of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; or

(b)                                 The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, and the merger or consolidation has been consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or

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any parent corporation (within the meaning of Section 424(e) of the Code) of such surviving entity) at least a majority of the Outstanding Company Voting Securities, such surviving entity or the parent corporation of such surviving entity outstanding immediately after such merger or consolidation; or

(c)                                  The shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and the Company has taken the first substantive step pursuant to the plan of reorganization or complete liquidation or the sale or disposition has been consummated.

4.4.                      Termination for Cause by Company.  For purposes of this Agreement, “Cause” means any one or more of the following:

(a)                                  a material breach or default by Executive of this Agreement (except a breach of fiduciary duty as covered by subparagraph (f) below or any breach or default which is caused by Executive’s death or Disability, which breach or default remains uncured after thirty (30) days following Executive’s receipt from the Company of written notice specifying such breach or default, if subject to cure;

(b)                                 a material breach or default by Executive of the Confidentiality, Non-Compete and Non-Solicitation Agreement  (the “Covenant Agreement”) referenced in Section 5 and attached to this Agreement as Exhibit C;

(c)                                  any failure or refusal by Executive to perform the duties of the position, except by reason of Executive’s death or Disability, which failure or refusal remains uncured after thirty (30) days following Executive’s receipt from the Company of written notice specifying such failure or refusal, if subject to cure;

(d)                                 any material violation by Executive of the Company’s discrimination, harassment, or retaliation policies or procedures, as may be established from time to time;

(e)                                  any conduct that is a material violation of the laws, rules, regulations or orders of any governmental agency applicable to the Company;

(f)                                    any material breach of a fiduciary duty owed by Executive to the Company;

(g)                                 any conviction of, withhold of adjudication as to, or plea of no contest (nolo contendre) to a felony involving an act of fraud, misappropriation of funds or embezzlement in connection with Executive’s duties;

(h)                                 Executive’s death; or

(i)                                     Executive’s inability to perform the essential functions of his position under this Agreement, with or without reasonable accommodation, for any period of thirty (30) consecutive or non-consecutive days (“Disability”).

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4.5.                              Termination for Good Reason by Executive.  For purposes of this Agreement, “Good Reason” means any one or more of the following without the consent of the Executive:

(a)                                  a material breach or default by the Company of this Agreement;

(b)                                 a material reduction in Executive’s duties and/or responsibilities with the Company, provided that the Company becoming a subsidiary of another entity or otherwise ceasing to be a publicly-held company shall not in and of itself constitute circumstances described in this subsection (b) unless a material reduction described in this subsection (b) otherwise occurs in connection therewith; or

(c)                                  a reduction in the Base Salary.

Notwithstanding the foregoing, the Executive shall not be deemed to have terminated this Agreement for Good Reason unless:  (x) the Executive terminates this Agreement no later than 2 years following the initial existence of one or more of the above referenced conditions; and (y) the Executive provides to the Company a written notice of the existence of the above-referenced condition(s) within  90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.

4.6                                 Termination of Other Positions.  Upon termination of employment for any reason, Executive hereby resigns as an officer and director of the Company, any subsidiary or affiliate, and as a fiduciary of any benefit plan of any of the foregoing.  Executive shall promptly execute any further documentation as requested by the Company and, if Executive is to receive any payments from the Company, execution of such further documentation shall be a condition precedent thereto.

5.                                       Restrictive Covenants.  Executive agrees to execute the Covenant Agreement contemporaneously with the execution of this Agreement and agrees to comply with the Covenant Agreement.  The restrictions provided for in the Covenant Agreement shall survive the termination of this Agreement and the termination of Executive’s employment and shall survive the expiration of this Agreement and the expiration of Executive’s employment.

6.                                       Indemnification.  The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and/or director of the Company or, at the Company’s request, as an officer and/or director of any other subsidiary or joint venture company of the Company or as a fiduciary of any benefit plan.  The Company shall cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors.

7.                                       Governing Law; Negotiation and Arbitration

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.

(b)                                 Negotiation and Arbitration. If the Parties should have a material dispute arising

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out of or relating to this Agreement or the Parties’ respective rights and duties hereunder, except as otherwise provided this subsection (b) or the Covenant Agreement referenced in Section 5, then the Parties will resolve such dispute in the following manner:  (a) any Party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (b) during the twenty (20) day period following the delivery of the notice described in subsection (a) above, appropriate representatives of the various Parties will meet and seek to resolve the disputed issue through negotiation; (c) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described in subsection (b), the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration exclusively in the state and county in which the Company’s principal office is located.  In any arbitration pursuant to this Agreement: (x) the rules and regulations (“Rules”) promulgated by the America Arbitration Association (“AAA”) shall apply to the proceedings and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; (y) discovery shall be allowed and governed by the Florida Rules of Civil Procedure; and (z) the award or decision shall be rendered by a majority of  the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective Parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two Party-appointed arbitrators.  In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules.  In the event that either Party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules.  Nothing set forth above shall be interpreted to prevent the Parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration.  Upon the completion of the selection of the Board of Arbitration (or if the Parties otherwise agree in writing to a single arbitrator) an award or decision shall be rendered within no more than thirty (30) days.  Notwithstanding the foregoing, the request by either Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated by the courts located exclusively in the state and county in which the Company’s principal office is located.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

8.                                       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:                                                                                             Marie B. Code, Esq.

General Counsel

Whitney Information Network, Inc.

1612 East Cape Coral Parkway

Cape Coral, FL 33904

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If to Executive:                                                                                                              Charles M. Peck

(at the last address provided by Executive to the Company’s Human Resources Department)

or to such other addresses as either Party hereto may from time to time give notice of to the other in the aforesaid manner.

9.                                       Successors and Assign

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assigned by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                 The Company may assign this Agreement.  This Agreement shall inure to the benefit of, be enforceable by, and be binding upon the Company’s successors and assigns.

10.                                 Severability; Survival.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.  The respective rights and obligations of the Parties shall survive any termination of Executive employment or any termination or expiration of this Agreement to the extent necessary to the agreed preservation of such rights and obligations.

11.                                 Waivers.  The waiver by either Party hereto of a breach or violation of any term or provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.  Any such waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

12.                                 Damages.  Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

13.                                 No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

14.                                 Compliance with Code Section 409A

(a)                                  General.     It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such

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benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

(b)                                 Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

(c)                                  Six Month Delay for Specified Employees.  If Executive is a “specified employee,” then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  For purposes of this Section 13, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)                                 No Acceleration of Payments.  Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)                                  Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15.                                 Merger Clause.  This Agreement and the Exhibits attached to this Agreement contain the complete, full, and exclusive understanding of Executive and the Company as to its subject matter.  Any amendments to this Agreement shall be effective and binding on Executive and the Company only if any such amendments are in writing and signed by both Parties.

16.                                 No Set-off.  In the event of any termination of employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

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17.                                 Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

WHITNEY INFORMATION NETWORK, INC.

By:	/s/ Steven C. Barre
Steven C. Barre, Lead Director

EXECUTIVE:

/s/ Charles M. Peck
Charles M. Peck

Exhibit “A”

Whitney Information Network, Inc. 2008 Long-Term Incentive Plan

RESTRICTED PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT is made as of the              day of September, 2008 (the “Grant Date”), between Whitney Information Network, Inc., a Colorado corporation (the “Company”), and Charles M. Peck (“Grantee”). Capitalized terms not defined herein (including Appendix A) shall have the meaning ascribed thereto in the Whitney Information Network, Inc. 2008 Long-Term Incentive Plan (the “Plan”).

1.            Award.

(a)           Shares.  Pursuant to the Plan, the Company hereby grants the Grantee six hundred thousand (600,000) restricted performance shares (the “Shares”) of the Company’s Common Stock, par value $               pursuant to the terms and conditions set forth herein (the “Award”); provided, however, that this Award is subject to the Plan being approved by the shareholders of the Company within one year from the Grant Date.   In the event the Plan is not approved within one year from the Grant Date by the shareholders of the Company, in accordance with the Company’s Articles of Incorporation and Bylaws and all applicable law, this Award shall be null and void.

(b)           Plan Incorporated.  Grantee acknowledges receipt of a copy of the Plan, and agrees that this Award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.            Vesting and Termination of Employment.

(a)           Vesting.

(i)    Provided that Grantee remains continuously employed by the Company from the Grant Date until the fourth anniversary of the Grant Date (the “Performance Period”) the Shares shall vest pursuant to the achievement of the  performance targets (the “Performance Targets”), as set forth in Section 2(a)(ii).

(ii)   One hundred thousand (100,000) Shares of the Award shall vest upon the achievement of each of the following Performance Targets:

(A)          the Closing Price (as such term is defined in Appendix A) of the Company’s Common Stock equals or exceeds two dollars ($2) over the course of any twenty (20) consecutive Trading Days (as such term is defined in Appendix A);

(B)           the Closing Price of the Company’s Common Stock equals or exceeds four dollars ($4) over the course of any twenty (20) consecutive Trading Days;

(C)           the Closing Price of the Company’s Common Stock equals or exceeds six dollars ($6) over the course of any twenty (20) consecutive Trading Days;

(D)          the Closing Price of the Company’s Common Stock equals or exceeds eight dollars ($8) over the course of any twenty (20) consecutive Trading Days;

(E)           the Closing Price of the Company’s Common Stock equals or exceeds ten dollars ($10) over the course of any twenty (20) consecutive Trading Days; and

(F)           the Closing Price of the Company’s Common Stock equals or exceeds twelve dollars ($12) over the course of any twenty (20) consecutive Trading Days;

For avoidance of doubt it is understood that no more than one hundred thousand (100,000) Shares may vest in connection with the achievement of each Performance Target, and it is further understood that several Performance Targets may be reached simultaneously in connection with the achievement of a certain Closing Price, in which case more than one hundred thousand (100,000) Shares may vest in connection with such Closing Price.

(b)           Termination of Employment.

(i)    In the event Grantee’s employment is terminated for any reason other than by Grantee for Good Reason (as such term is defined in Appendix A) or by the Company without Cause (as such term is defined in Appendix A) prior to the expiration of the Performance Period, all Shares granted pursuant to this Award shall be forfeited.

(ii)   In the event Grantee’s employment is terminated by Grantee for Good Reason or by the Company without Cause prior to the expiration of the Performance Period, the Performance Period shall be treated as ending on the 90th day following such termination, or if earlier, the Performance Period (the “Revised Performance Period”) and Shares shall vest to the extent the Performance Targets are met on or before the last day of the Revised Performance Period.

(c)           Change in Control.

(i)    If prior to the expiration of the Performance Period, an Acquisition of the Company occurs, all unvested Shares shall vest effective immediately prior to the consummation of such transaction.

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(ii)   In the event Grantee’s employment is terminated by Grantee for Good Reason or by the Company without Cause prior to the expiration of the Performance Period, and if such termination of employment occurs during the twelve (12) month period following a Change in Control of the Company, the Performance Period shall be treated as ending on the on the 90th day following such termination, or if earlier, the Performance Period (the “Change in Control Performance Period”) and Shares shall vest to the extent the Performance Targets are met on or before the last day of the Change in Control Performance Period.

(d)           Expiration of Performance Period.  Notwithstanding anything in this Agreement to the contrary, any Shares that have not vested at the expiration of the Performance Period (or the Revised Performance Period, as applicable) shall be forfeited and revert back to the Company.

(e)           Forfeited Shares.  Grantee shall have no rights whatsoever with respect to any Shares that are forfeited and such Shares shall revert back to the Company.

3.            Recapitalizations and Similar Transactions.  If the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Grant Date, an equitable, appropriate and proportionate adjustment to the Performance Targets and/or Shares shall be made by the Committee.

4.            Transferability/Escrow.  The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, until such Shares have vested pursuant to this Agreement. To ensure the Grantee’s compliance with this Section 4, the certificate evidencing the Shares may be held in escrow for the Grantee, until such time when the certificate may be distributed to the Grantee following the vesting of Shares to which such certificates relate.

5.            Certificates.  With respect to Shares issued pursuant to this Agreement, each certificate representing such Shares shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to restrictions on transfer and other terms and conditions, which are set forth in the Whitney Information Network, Inc. 2008 Long-Term Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Whitney Information Network, Inc. (the “Company”), dated                 , 2008 (the “Award Agreement”).  A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

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6.            Withholding.  To the extent that the grant, the receipt or the vesting of any Shares results in income to Grantee for federal or state income tax purposes, Grantee shall deliver to the Company at the time of such grant, receipt or vesting, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company, may in its sole discretion, (i) cause the Shares and the Grantee’s right to receive the Shares to be forfeited or (ii) withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

7.            Status as a Shareholder.  Until the restriction on the transfer of Shares pursuant to Section 4 of this Agreement has lapsed, the Grantee shall have no rights as a shareholder, including the right to vote the Shares. Additionally, any distributions that are made with respect to Shares shall be subject to the same restrictions and conditions as the Shares with respect to which they were paid.  Notwithstanding anything to the contrary, at the discretion of the Company, all such distributions may be held in escrow (subject to the same restrictions and conditions) until all restrictions on the respective Shares have lapsed.

8.            Status and Issuance of Shares.  Grantee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Grantee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares.  The Company shall not be obligated to issue or deliver the Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

9.            Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Shares.

10.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

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11.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

COMPANY:

WHITNEY INFORMATION
NETWORK, INC.

By:

GRANTEE:

Charles M. Peck

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APPENDIX A

SELECTED DEFINITIONS

“Acquisition of the Company” means any Change in Control of the Company which is triggered by the either of the events described in paragraphs (b) or (c) of the definition of “Change in Control” as set forth in this Exhibit A.

“Cause” means any one or more of the following:

(a)           a material breach or default by Grantee of his employment agreement with the Company (“Employment Agreement”), which breach or default remains uncured after thirty (30) days following Grantee’s receipt from the Company of written notice specifying such breach or default, if subject to cure;

(b)           a material breach or default by Grantee of any confidentiality, non-compete and non-solicitation agreement with the Company;

(c)           any failure or refusal by Grantee to perform the duties required of him pursuant to his Employment Agreement, except by reason of Grantee’s death or Disability, which failure or refusal remains uncured after thirty (30) days following Grantee’s receipt from the Company of written notice specifying such failure or refusal, if subject to cure;

(d)           any material violation by Grantee of the Company’s discrimination, harassment, or retaliation policies or procedures, as may be established from time to time;

(e)           any conduct that is a material violation of the laws, rules, regulations or orders of any governmental agency applicable to the Company;

(f)            any material breach of a fiduciary duty owed by Grantee to the Company;

(g)           any conviction of, withhold of adjudication as to, or plea of no contest (nolo contendre) to a felony involving an act of fraud, misappropriation of funds or embezzlement in connection with Grantee’s duties;

(h)           Grantee’s death or inability to perform the essential functions of his position under his Employment Agreement, with or without reasonable accommodation, for any period of thirty (30) consecutive or non-consecutive days (“Disability”).

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“Change in Control” means the occurrence of one of the following events after the date of this Award:

(a)           any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (an “Acquiring Person”) shall acquire voting securities of the Company and immediately thereafter is a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either (i) the then outstanding shares of common stock of the Company  or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that an Acquiring Person shall not include the Company, any employee benefit plan of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

(b)           the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, and the merger or consolidation has been consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent corporation (within the meaning of Section 424(e) of the Code) of such surviving entity) at least a majority of the Outstanding Company Voting Securities, such surviving entity or the parent corporation of such surviving entity outstanding immediately after such merger or consolidation; or

 (c)          The shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and the Company has taken the first substantive step pursuant to the plan of reorganization or complete liquidation or the sale or disposition has been consummated.

“Closing Price” means if the shares of Common Stock are listed on the New York Stock Exchange or NASDAQ, the closing price of the Common Stock on the date for which Closing Price is being determined. If the shares are not then listed on the New York Stock Exchange or NASDAQ, and if the shares of Common Stock are then listed on any other national securities exchange or traded on the over-the-counter market, the closing price value shall be the closing price on the largest such exchange, or if the closing price is not available, the mean of the closing bid and asked prices of the shares of  Common Stock on the over-the-counter market, as reported by NASDAQ, the National Association of Securities Dealers OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on the day on which the determination is

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made or, if there is no closing price or bid or asked price on that day, the closing price or mean of the closing bid and asked prices on the most recent day (no more than ten days prior to the day of determination) preceding the day on which the determination is made for which such prices are available.  If the Closing Price cannot be determined pursuant to the above methodology, Closing Price shall equal the fair market value of Common Stock as determined in good faith by the Committee.

“Good Reason means any one or more of the following without the consent of the Grantee:

(a)           a material breach or default by the Company of the Employment Agreement;

(b)           a material reduction in Grantee’s duties and/or responsibilities with the Company, provided that the Company becoming a subsidiary of another entity or otherwise ceasing to be a publicly-held company shall not in and of itself constitute circumstances described in this subsection (b) unless a material reduction described in this subsection (b) otherwise occurs in connection therewith; or

(c)           a reduction in Grantee’s Base Salary.

Notwithstanding the foregoing, the Grantee shall not be deemed to have terminated with Good Reason unless:  (x) the Grantee terminates his employment with the Company no later than 2 years following the initial existence of one or more of the above referenced conditions; and (y) the Grantee provides to the Company a written notice of the existence of the above-referenced condition(s) within  90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.

“Trading Day” means each day on which the New York Stock Exchange is open.

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EXHIBIT “B”

WAIVER AND RELEASE

This Waiver and General Release (the “Agreement”) is entered into by and between WHITNEY INFORMATION NETWORK, INC., a Colorado corporation (the “Company”), and CHARLES M. PECK (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the previously-executed Employment Agreement between the Parties (“Employment Agreement”) provides for certain payments and benefits to be conferred upon Executive upon his separation from employment with the Company (under certain circumstances as delineated in the Employment Agreement); and

WHEREAS, the Parties agree that Executive’s separation from employment involves such delineated circumstances.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.             Termination of Employment: As of [INSERT DATE], Executive’s employment with the Company has ended.  Executive shall no longer be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and he shall not receive any benefits or payments from the Company, except as otherwise specified in this Agreement.

2.             Payments:  Executive shall also be entitled to [the payments identified in the Employment Agreement, as applicable].

3.             Benefits:  Executive shall also be entitled to [the benefits/shares identified in the Employment Agreement, as applicable].  The Company does not make any representations to Executive about the tax implications of the vesting of shares, and Executive acknowledges that he has had the opportunity to meet with an attorney, accountant and/or tax professional to discuss this Agreement.

4.             General Waiver and Release of All Claims:  [To be modified as necessary to comport with applicable state and local laws and to comply with then-current state of the law].  In exchange for the promises contained in this Agreement, Executive agrees that Executive or any person acting by, through, or under Executive, VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASES AND FOREVER DISCHARGES the Company, including its parent and subsidiary corporations, affiliates, all related domestic and foreign businesses, entities, corporations, and partnerships, including but not limited to                                       , as well as all current and former directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, attorneys, divisions, joint venturers, investors, and assigns and each of them (collectively “Company Releasees”), FROM ANY AND ALL CLAIMS OR OBLIGATIONS OF ANY KIND OR NATURE WHATSOEVER whether now known or unknown and later discovered, suspected or unsuspected, which arose on or before the

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Effective Date (as herein defined) of this Agreement; provided, however, that Executive does not waive any vested rights in any Company plan or program or under the previously-executed Performance Share Agreement between the Parties (“Performance Share Agreement”), or any right to be provided a defense or to be indemnified that he may have under any indemnification agreement or the Company’s Articles of Incorporation or Bylaws.  Executive understands that this release includes but is not limited to any right that Executive may have relating in any way to Executive’s employment by the Company or the conclusion of such employment, including without limitation any claims under the law of contracts or torts, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Sections 621 et. seq.), including the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Sections 2000e et. seq.), including the Civil Rights Act of 1991 and the Civil Rights Acts of 1886, 1970 and 1971 (42 U.S.C. Sections 1981 et. seq.); the Americans With Disabilities Act (42 U.S.C. Sections 12101 et. seq.); and the Rehabilitation Act of 1973; or any other federal, state, or local statutory or common laws relating to discrimination or employment.  Executive declares and represents that the Executive has been paid all wages or other compensation owed by any or all of the Company Releasees and represents that he has not suffered any on-the-job injuries or work-related accidents or injuries, occupational diseases or disabilities, whether temporary, permanent, partial, or total, for which the Executive has not been fully compensated. Executive further agrees that he has been granted all leave, including all leave under the Family and Medical Leave Act, to which he may have been entitled, if any.

Executive agrees that he will not institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, demands, now known or unknown and later discovered, suspected or unsuspected, fixed or contingent which Executive may have or claim to have in state or federal court, or with any state, federal or local government agency or with any administrative or advisory body arising from or attributable to any or all of the Company Releasees, including but not limited to, all employee benefit plans sponsored or administered by Company.   Executive also agrees that if a claim is prosecuted in Executive’s name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit.  Executive also agrees that if a claim is prosecuted in Executive’s name, Executive will immediately request, in writing, that the claim on Executive’s behalf be withdrawn.  Executive also agrees that he is waiving on behalf of Executive and Executive’s attorneys all claims for attorneys’ fees, expenses and court costs, including the same at all appellate levels.

5.             Review and Revocation:  Executive acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement and that he has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Executive understands that he can use all or any part of this 21-day period to decide whether to sign this Agreement.  Executive and Company agree that any material or non-material changes which may be made in this Agreement after the Agreement is initially provided to the Executive shall not re-start the running of the 21-day period.  Executive further acknowledges that he has read this Agreement in its entirety; that he fully understands all of its terms and their significance; that he has signed it voluntarily and of his own free will; and that he intends to abide by its provisions without exception.

6.             Effective Date and Revocation:  So long as Executive does not revoke this Agreement, this Agreement shall become effective on the eighth day following the date the Executive signs this Agreement (“Effective Date”).  For a period of seven (7) days following the date the Executive signs this Agreement, Executive may revoke this Agreement by providing written notice of revocation to:  [INSERT NAME OF GENERAL COUNSEL].  In the event that

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Executive revokes the Agreement prior to the eighth day after his execution of it, this Agreement and the promises contained herein shall automatically be null and void.

7.             No Admission of Liability:  The execution of this Agreement does not constitute an admission by any Company Releasee or Executive of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law or of any wrongdoing of any kind, and this Agreement shall not be offered or used to establish any such liability.

8.             Non-disparagement; No re-Employment:  Executive agrees not to take any action or make or condone any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against any Company Releasee.  In response to inquiries from third parties, Executive shall state only that the Executive separated from the Company on mutually acceptable terms, except to the extent that Executive has authorized the disclosure of additional information regarding his employment and/or separation from employment, which information shall be authorized by Executive specifically and in writing.  Executive also agrees that he will not seek reemployment with the Company or work on the property of the Company or any related entity as a contractor or in any other capacity at any time in the future.

9.             Restrictive Covenants:  Notwithstanding anything in this Agreement, and specifically notwithstanding the “Entire Agreement” clause of this Agreement, any and all restrictive covenants, including but not limited to any non-competition, non-solicitation, intellectual property or confidentiality covenants, included in any agreement by and between the Executive and the Company (or any entity related to the Company), including the Confidentiality, Non-Compete and Non-Solicitation Agreement (“Covenant Agreement”), shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with their terms subsequent to the Effective Date of this Agreement.

10.           Return of Property:  Executive agrees that all property of the Company or any related entity, including but not limited to any trade secrets, confidential information, business documents, books, records, accounts, credit cards, and/or equipment, has been returned to the Company as of the date the Executive executes this Agreement.

11.           Cooperation:  Executive agrees to cooperate with the Company and its attorneys in connection with any threatened or pending litigation against the Company or its Affiliates, and to make himself, upon reasonable notice, to prepare for and appear at deposition or trial in connection with any such matters.

12.           Severability:  In the event that any provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

13.           Entire Agreement:  This Agreement constitutes the complete understanding between the parties and supersedes all prior agreements between the parties; provided, however, that the Covenant Agreement [and] Purchase Share Agreement shall survive the execution and delivery of this Agreement [INSERT ALSO BY EXPRESS REFERENCE ANY OTHER AGREEMENTS THAT ARE TO SURVIVE THIS AGREEMENT]. Executive acknowledges the Company has not

3

made any representation to him other than as set forth herein.  Any modification of this Agreement shall be in writing and signed by each of the parties.

14.           Governing Law; Jurisdiction and Venue:  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.  Executive agrees to submit to the exclusive jurisdiction of the State of Florida; agrees that any such dispute shall be heard by a JUDGE AND NOT A JURY; agrees that any suit shall be brought exclusively in any state or federal court of competent jurisdiction in Lee, Palm Beach, or Broward Counties Florida; and agrees that the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

15.           Successors and Assigns:  The Company may assign this Agreement.  Executive shall not assign this Agreement.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and its successors and assigns.

16.           Confidentiality:  This Agreement is confidential and shall not be disclosed by Executive to any other person, company or entity.  The Agreement may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

The undersigned have executed this Agreement as of the date first forth above.

WHITNEY INFORMATION	CHARLES M. PECK
NETWORK, INC.	(“Executive”)
(“Company”)

By: ,
in his/her capacity as authorized representative of the
Company
Print Name:	Date:

Title:
Date:

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EXHIBIT “C”

CONFIDENTIALITY, NON-COMPETE

 AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT  and Exhibit A incorporated herein by reference (“Agreement”) is made and entered into as of this          day of                                             , 20       , by and between Whitney Information Network, Inc., its parent, subsidiaries, affiliates, successors and assigns (hereinafter referred to as “the Company”), and Charles M. Peck (hereinafter referred to as “you” or “Employee”).

WHEREAS, the Company is engaged in the business of teaching real estate investing principles, small business development and management principles, financial markets trading principles, strategies and applications, national and international finance investment, asset protection strategies, and the production and delivery of live seminars and home study courses in a variety of disciplines; and

WHEREAS, you are presently an employee of the Company or are desirous of becoming an employee of the Company; and

WHEREAS, the Company is desirous of engaging your services as an Employee or of allowing you to continue your current position as an employee of the Company, subject to your agreement to the terms, provisions and conditions set forth herein;

NOW THEREFORE, in consideration of the Company engaging your services as an Employee or of allowing you to continue as an Employee of the Company in your current position, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1.           Recitals.  The foregoing recitals are true and correct, including the recital of consideration.

2.           Proprietary Rights. Employee agrees that all Work Product (as defined below), in whole or in part, created solely or jointly by Employee, arising from or related to any services performed by Employee for or on behalf of the Company, or in the course of Employee’s performance of Employee’s duties as an employee of the Company, or previously performed by Employee for or on behalf of the Company, or previously conceived in anticipation of the services to be performed in regard to the Company’s engagement of Employee, shall be deemed “work made for hire” and shall be the sole and exclusive property of the Company.  Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing.  Employee hereby irrevocably assigns all rights, title and interest including, without limitation, all copyright and moral rights throughout the world, to all Work Product to the Company regardless of

Executive	Company

1

whether all Work Product is considered “work for hire” or otherwise.  Employee agrees to assist in every reasonable, lawful way in protecting and/or enforcing the Company’s rights in and to the Work Product and/or other property of the Company, and in prosecuting and defending appeals, interferences, infringement suits and controversies relating thereto during employment and thereafter.

For purposes of this Agreement, the term “Work Product” shall mean, without limitation, by way of example, all Documentation (as defined below), writings, correspondence, manuals, materials, creative works; documented methods, techniques, ideas, inventions or improvements; publications, compositions, lecture materials, customer lists and records, files, employee lists and records, marketing plans, teaching materials, presentations to customers or students, sales records, marketing analyses, computer programs, data, system documentation, course work, books, software, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, business plans, marketing and advertising materials, internal memoranda, websites, technical code, employee manual, applications, licenses or registrations,  and other information.  For the purposes of this Agreement, the term “Documentation” shall include, without limitation, all tangible media, now or hereafter developed, in which information, data, ideas, methods, or designs may be fixed or published, including, without limitation, writings, computer diskettes, audio tape, video tape, film, computer tape, photographic film, micro disc, and CDROM.  For the purposes of this Agreement, “Proprietary Information” includes, without limitation, by way of example, all intellectual property rights, patents and applications therefore, copyrights and registrations therefore, trade and service marks and applications therefore, trade secrets, Confidential Information, Work Product, compliance documents, websites, product and marketing materials, and employee names, voices, image and likenesses; officer names, voices, image and likenesses; manager or member names, voices, image and likenesses;  contractor names, voices, image and likenesses; director names, voices, image and likenesses; potential or actual product or service names; project names; trade names, corporate or business entity names, and domain names.

3.           Covenant Not to Compete. Employee recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from competing against the Company during the term of Employee’s employment with the Company and for a reasonable period of time following the termination of Employee’s employment with the Company.  Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the one (1) year period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Company or by the Employee, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee shall not, directly or indirectly, (a) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, or control of any Competing Business or (b)  engage, whether as principal or as agent, officer, director, member, manager, employee, consultant, shareholder or

Executive	Company

2

otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.

For purposes of this Agreement, the term “Competing Business” shall mean the following: (a) any person, corporation or other entity which sells or attempts to sell and/or provides or attempts to provide any products and/or services which are the same as or similar to the products and/or services sold by the Company at any time, and from time to time during the longer of the term of Employee’s employment with the Company or the last two (2) years prior to the termination of Employee’s employment with the Company; and/or (b) any person, corporation or other entity engaged in the same or similar business as the business of the Company and which, directly or indirectly, is or was in competition with the Company at any time and from time to time during the longer of the term of Employee’s employment with the Company, or the last two (2) years prior to the termination of Employee’s employment with the Company.

4.           Covenant Not to Solicit Customers/Clients. Employee recognizes and acknowledges that the Company has expended, and will expend considerable, significant amounts of time and money establishing relationships and good will with existing and prospective customers/clients and developing lists of its customers/clients and prospective customers/clients that are not available to the general public and are trade secret, Confidential and Proprietary Information of Company. Employee also recognizes and acknowledges that many of the Company’s competitors could not recreate such lists without substantial efforts, that the Company’s business would be irreparably and greatly damaged by the use of this information other than for its benefit, and that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting the trade of or trading with the customers/clients of the Company for any business purpose whatsoever during the term of Employee’s employment with the Company and for a reasonable period following the termination of this Agreement.  Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that, during the term of Employee’s employment with the Company, and during the one (1) year period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether  by the Company or by the Employee, Employee will not, directly or indirectly, solicit the trade of, or trade with, or do business with, or attempt to solicit the trade of, or trade with, or do business with, any of the Company’s customers/clients or prospective customers/clients without the Company’s prior written consent except when endorsed by the Company and done for the Company’s benefit.  Employee acknowledges and agrees that the restrictions and limitations contained in this paragraph are reasonable as to the scope and duration and are necessary to protect the Company’s proprietary interests and to preserve the Company’s competitive advantage and legitimate business interests.

5.           Covenant Not to Solicit Employees, Independent Contractors and/or Vendors. Employee recognizes and acknowledges that the Company has expended and will expend considerable and significant amounts of time and money establishing goodwill and relationships with and/or training its

Executive	Company

3

employees, independent contractors and/or Vendors.  Employee recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from soliciting or inducing any employee or independent contractor of the Company to leave the employ of the Company and from hiring or attempting to hire any employee or independent contractor of the Company. Employee further recognizes and acknowledges that it is essential for the proper protection of the legitimate business interests of the Company that Employee be restrained from soliciting or inducing any Vendor of the Company to terminate or decrease its relationship with the Company.  “Vendors” shall mean any person or entity with which Company has entered into a contractual relationship to render specific services to Company and where Vendor is involved in or is privy to Company’s marketing, promotional and/or education materials, or any of Company’s trade secrets, Confidential or Proprietary Information.  Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that during the term of Employee’s employment with the Company, and during the two (2) year period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, independent contractor or Vendor of the Company to leave the Company for any reason whatsoever, or hire any employee, independent contractor or Vendor.

Employee further acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained from soliciting, attempting to solicit or accepting solicitations from any of the Company’s independent contractors and/or Vendors regarding actual or potential involvement in business other than for the benefit of the Company.  Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, Employee agrees that during the term of Employee’s employment with the Company, and during the two (2) year period after termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, or whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will not, directly or indirectly, solicit or accept solicitations from any independent contractor or vendor of the Company to engage in, be involved with, or provide work for any Competing Business.

6.           Covenant Not to Violate Company Rights.  Employee recognizes and acknowledges that (a) during the term of Employee’s employment with the Company, it may be necessary for Employee to acquire (and during the course of Employee’s previous work for or on behalf of the Company prior to the commencement of this Agreement Employee may have already acquired) information that concerns, in whole or in part, the Company’s sales, volume methods and proposals; customers/clients and prospective customers/clients (including lists thereof); identity of customers/clients and prospective customers/clients; identity of key personnel in the employ of customers; amount or kind of customer’s/client’s purchases from and/or transactions with the

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Company; the needs and requirements of any or all customers/clients; SSN or bank account information of employees or customers/clients; the terms and conditions under which the Company deals with customers/clients or prospective customers/clients; the terms and conditions under which the Company deals with suppliers or prospective suppliers; employee lists; the Company’s sources of supply; the Company’s pricing and rate methods; course and teaching methods, techniques, compositions, ideas or presentations; customer financial and contact information; employee salary and contact information; all other Company documents not readily available to the public including but not limited to Company phone directories, personnel information, unpublished Company reports; website and software coding, marketing and internet search engine and advertising techniques; contracts and agreements with third parties; employee manual, and/or any and all other confidential non-public information belonging to the Company or relating to the Company’s business(es) and/or affairs, whether property of the Company or property of employees, officers, manager, members or directors thereof, or other third parties that have disclosed such to the Company, (collectively referred to herein as the “Confidential Information”); (b) Confidential and Proprietary Information has been compiled by the Company at great expense and over a great amount of time; (c) the use, misappropriation or disclosure of the Confidential and Proprietary Information by Employee or otherwise would constitute a breach of trust and could cause irreparable injury; and (d) it is essential to the protection of the Company’s legitimate business interests, trade secrets, goodwill and to the maintenance of the Company’s competitive position that Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential and/or Proprietary Information to Employee’s own advantage or the advantage of others.

Therefore, as a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow to be known to Employee some or all of the Confidential and Proprietary Information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that, throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee will (i)  hold and safeguard the Confidential and Proprietary Information in trust for the Company; (ii) not misappropriate, use, publish, distribute or divulge such to any person that is not affiliated with the Company; (iii)  not display or disclose, anonymously or by true or fictional name, in any form or fashion including, but not limited to, publication on or via the Internet, a website, Blog, email, discussion group, bulletin board or by means hereafter devised and all other means of electronic dissemination, any Company Confidential or Proprietary Information, or Employee’s affiliation with Company;  (iv) not use, copy, distribute, sell, infringe or violate any legal right of Company including, but not limited to, publicity rights, privacy rights, moral rights, copyright, trademark, trade secret and patent rights, without limitation, by way of example, register, purchase, apply for, license, or attempt to do so, any domain name containing, in whole or in part, or any derivation of (e.g. a spelling, misspelling, typo, singular or plural, with or without dashes or

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underscores) any Confidential or Proprietary Information; register, purchase, apply for, license, obtain a license for, or attempt to do so, any copyright registration for any creation containing, in whole or in part, or any derivation or modification of any Confidential or Proprietary Information; register, purchase, apply for, license, obtain a license for, or attempt to do so, any trade or service, mark or name, containing, in whole or in part, or any derivation or modification of any Company Confidential and Proprietary Information; and (v) surrender all Confidential and Proprietary Information in Employee’s possession or control upon termination of employment.

The preceding notwithstanding, this section shall not prohibit any activities that are expressly permitted by law, required of Employee to conduct Employee’s work assignments on behalf of Company and as otherwise may be directed by Employee’s supervisor, and/or disclosure of this Agreement to Employee’s attorney or future employers if requested to do so and upon agreement to keep such confidential and use only for the purposes of legal evaluation.

7.           Covenant Not to Violate Third Parties’ Rights; Non-Disparagement.  As a material inducement to the Company to allow Employee to become and/or remain an employee of the Company, and as a material inducement to the Company to disclose or allow Employee access to Company information during the term of Employee’s employment with the Company (at the Company’s sole and absolute discretion), Employee hereby agrees that throughout the term of Employee’s employment with the Company and following the date of termination of Employee’s employment with the Company, regardless of whether the termination is with or without cause, whether by the Employee or the Company, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard, Employee acknowledges and agrees that he or she has and will not (a) violate any non-competition agreement with any prior employer or other third party; (b) violate any confidentiality agreement with any prior employer or other third party; (c) use at, or disclose to Company, any information protected by confidentiality, trade secret, copyright, trademark, patent, publicity or privacy rights, or other law from any prior employer or third party without prior express written permission obtained through Company; (c) violate any non-solicitation agreement with any prior employer or other third party; and/or (d) violate any other right of any third party, including but not limited to publicity rights, privacy rights, moral rights, copyright, trademark, trade secret, patent, trade name, cybersquatting, etc.

                Employee’s employment with the Company does not and will not conflict with, breach, violate, or cause a default under any confidentiality agreement, restrictive covenant, contract, agreement, instrument, order, judgment, or decree by which Employee is bound.  Employee acknowledges and agrees that the Company shall have the right to provide notice and a copy of this Agreement, in whole or in part, to any of Employee’s past, current or prospective employers or other parties that, in Company’s sole discretion, should be provided with notice.

Employee will not during Employee’s employment or at anytime thereafter, criticize, ridicule, or make any statement which disparages or is derogatory of Company, or any of its officers,

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directors, agents, associates, employees, consultants, contractors, clients, customers, vendors, suppliers, or licensees.

8.           Prior Inventions of Employee.  If Employee wishes to exclude from this Agreement any information, inventions or creations that Employee asserts are owned, created or acquired by him or her prior to Employee’s employment, performance of services or contemplation thereof for Company, Employee must disclose these, and Employee’s employer at the time of creation or acquisition, on Exhibit A attached hereto.  If not disclosed clearly and completely on Exhibit A, all creations of Employee shall be presumed to be included under this Agreement’s restrictions to the extent permitted by law.

9.           Enforcement.  Employee recognizes that the Company would be irreparably injured by the breach of any provision of Sections 2, 3, 4, 5, 6 and/or 7 and that money damages alone may not be an appropriate measure of the harm to the Company from such a breach.  Therefore, Employee agrees that equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions, and the Company may enforce the provisions of these Sections by either suit for damages or injunction, or both, with posting of minimal bond.  These enforcement rights shall be cumulative with and not successive or exclusive of any other legal remedies which may be available to the Company in law or in equity including, without limitation, the rights and remedies available to the Company under any applicable trade secrets laws or regulations.   The Company shall be entitled to the full benefit of the restrictions stated in this Agreement.  Accordingly, if Employee violates any or all of these restrictions, this Agreement shall remain in full force and effect beyond the expiration of the term of the promise, such that the Company receives the full benefit of its bargain.  Employee’s obligations in this Agreement are independent of any Company obligation.  The existence of any other claim or cause of action by Employee, including but not limited to any other claim or cause of action under the Employment Agreement between the Parties, does not constitute a defense to the enforcement of this Agreement by the Company.

10.         Indemnification. Employee shall indemnify and hold the Company harmless from and against any and all claims, demands, and actions arising out of Employee’s breach, or alleged breach, of this Agreement, and Employee shall reimburse the Company for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees and costs, which the Company pays or becomes obligated to pay by reason of such allegations or breach.  Company shall indemnify and hold the Employee harmless from and against any and all claims, demands, and actions arising out of Company’s breach, or alleged breach, of this Agreement, and Company shall reimburse the Employee for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees and costs, which the Employee pays or becomes obligated to pay by reason of such allegations or breach.

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11.         Assignment.  Company may assign and/or transfer this Agreement without restriction.  Employee may not assign or transfer this Agreement and any such attempt shall be void.  This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

12.         Notices.  Any notice required or permitted to be made under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited in the U.S. Mail, registered or certified, postage prepaid and addressed to the party as follows:  (a) to Employee at the address above; and (b) to the Company at General Counsel, 1612 E. Cape Coral Parkway, Cape Coral, Florida  33904.

13.         No Waiver or Release.  Failure of the Company to require performance of any provision of this Agreement shall not limit the Company’s right to enforce the provision, nor shall the Company’s waiver of any breach of any provision be a waiver by the Company of any succeeding breach of any provision or a waiver of the provision itself or any other provision.  Employee agrees that the termination of Employee’s employment by the Company for any reason whatsoever, whether with or without cause, or whether by the Company or by the Employee, shall not release Employee from any of Employee’s obligations contained herein.

14.         Law Governing, Jurisdiction, Venue, No Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any laws of said State or any other jurisdiction relating to conflicts of laws. This Agreement shall be deemed to have been made in the State of Florida.  The parties consent to personal jurisdiction in, and all actions brought hereunder shall be brought exclusively in, whether at law or in equity, the state or federal court(s) serving Lee, Palm Beach or Broward Counties in the State of Florida.  Venue shall be proper in any one of these three counties and selection of the county shall be at the sole discretion of the Company.  THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY DISPUTE RELATING TO THIS AGREEMENT.

15.         Attorney Fees.  In the event any litigation, suit, action, arbitration or other similar proceeding is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees and costs to be fixed by the trial court, appellate court and/or arbitrator.

16.         Titles and Captions, Pronouns and Plurals, Counterparts.    All Section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.  This Agreement may be executed in any number of counterparts and by the parties on separate pages, each of which will be deemed an original and which together shall constitute one agreement, with the same effect as if the signatures on the counterparts were upon a single instance of this Agreement.

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17.         Entire Agreement, Amendment.  This Agreement and Exhibit A that is incorporated herein by reference contains the entire understanding between and among the parties and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement.  Employee agrees that where any portion of this Agreement conflicts with the Company’s then existing employment manual, this Agreement shall control. This Agreement may only be modified and/or amended by a written instrument executed by all parties hereto.

18.         Severability, Survivability, and Savings.  The provisions of Sections 2, 3, 4, 5, 6, 7, and 10 shall expressly survive the termination of Employee’s employment with the Company.  The provisions of this Agreement shall survive the termination of Employee’s employment with the Company regardless of whether such termination is with or without cause, whether by the Company or the Employee, and whether or not Employee asserts that Company has violated Employee’s legal rights in any regard.  In the event that any of the restrictions and limitations contained anywhere in any paragraph, provision or Section are deemed to exceed the time, scope and/or geographic or other limitations prescribed by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic or other limitations permitted by applicable law.  Each provision of this Agreement is intended to be severable.  If any provision of this Agreement, or the application of such provision to any person, entity or circumstance, shall be held invalid, illegal, or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and the Agreement shall be construed as if the illegal, invalid or unenforceable provision were never a part hereof.

19.         Reapplication.  If the employment relationship between the Company and Employee is terminated for any reason whatsoever, whether with or without cause, whether by the Employee or by the Company, and if Employee is later re-employed by the Company, this Agreement will be applicable to such re-employment as if there had been no interruption of the employment relationship, without the necessity for the execution of a new Agreement between the parties.

20.         Employment Agreement.  The Employment Agreement executed between the Parties shall remain in full force and effect and shall be read and interpreted in conjunction with this Agreement.  In the event that the Employment Agreement and this Agreement conflict, the Employment Agreement shall control.

21.         Negotiations.  The Company and the Employee acknowledge and agree that the terms of this Agreement were reached based upon mutual negotiations between the parties hereto.  Therefore, any perceived ambiguities in the terms or conditions of this Agreement shall not be construed against the Company as the drafter of this Agreement.

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22.         Independent Legal Counsel.  Each party hereby acknowledges that said party has had ample opportunity to seek independent legal counsel, and has been represented by, or has otherwise waived its right to be represented by, such independent legal counsel, with respect to the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

CHARLES M. PECK (“Employee”)	WHITNEY INFORMATION NETWORK, INC. (“Company”)

Signed:	By:	,
as authorized representative of the Company

Date:	Print Name:

Title:

Date:

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Exhibit A

Employee Prior Inventions

Title of Work	Date of Creation	Employer and Address at such Time

1